April 17, 2000

To the Stockholders of ANICOM, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Anicom, Inc. to be held at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois 60603, on Wednesday, May 17, 2000 at 2:00 p.m., local time.

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Annual Meeting, which includes the election of three directors of the Company, the ratification of increases to the number of shares available under the Company's 1996 Stock Incentive Plan and the Directors Option Plan.

Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions that our stockholders may have. By attending the Annual Meeting, you will have an opportunity to hear the plans for our Company's future, to meet your officers and directors and to participate in the business of the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please date, sign and mail the enclosed Proxy promptly.

We look forward to seeing you on May 17, 2000.

Sincerely,



/s/ Scott C. Anixter       /s/ Carl E. Putnam          /s/ Alan B. Anixter

Scott C. Anixter           Carl E. Putnam              Alan B. Anixter
Chairman of the Board      President and               Chairman of the Executive
                           Chief Executive Officer     Management Committee

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 17, 2000

To the Stockholders of ANICOM, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Anicom, Inc. (the "Company") will be held at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois 60603, on Wednesday, May 17, 2000 at 2:00 p.m., local time. A Proxy and a Proxy Statement for the Annual Meeting are enclosed.

         The Annual Meeting is for the following purposes:

          (1)  To elect three directors of the Company;

          (2) To approve an amendment to the Anicom, Inc. 1996 Stock Incentive Plan;

          (3) To approve an amendment to the Anicom, Inc. Amended and Restated Directors Option Plan; and

          (4) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The close of business on April 7, 2000 has been fixed as the record date for determining stockholders entitled to notice of, and to vote, at the Annual Meeting or any adjournments thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder during ordinary business hours at the offices of Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois 60603.

         Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

                                             By Order of the Board of Directors,


                                             /s/ Herbert S. Wander

                                             Herbert S. Wander
                                             Corporate Secretary

Rosemont, Illinois
April 17, 2000

       STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING
           IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE
               ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH
               REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                  Anicom, Inc.
                              6133 North River Road
                                   Suite 1000
                            Rosemont, Illinois 60018
                                 (847) 518-8700

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 17, 2000

         The accompanying Proxy is solicited by the Board of Directors of Anicom, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 17, 2000, or at any adjournments thereof (the "Annual Meeting"). Giving the Proxy will not in any way affect a stockholder's right to attend the Annual Meeting and to vote in person. The approximate date on which this Proxy Statement and the accompanying Proxy will be mailed or otherwise delivered to stockholders is April 17, 2000.

         A Proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of directors (or for any nominee) is withheld, Proxies will be voted for the directors proposed by the Board, and, if no contrary instructions are given, Proxies will be voted for approval of each of the remaining items on the Proxy. Discretionary authority is provided in the Proxy as to any matters not specifically referred to therein. Management is not aware of any other matters which are likely to be brought before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, it is understood that the Proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion.

         The Company's Annual Report to Stockholders for the year ended December 31, 1999, containing financial and other information pertaining to the Company, is enclosed with this Proxy Statement. However, the Annual Report to Stockholders does not constitute a part of this Proxy Statement.

         The Proxy may be revoked at any time before it is exercised by providing written notice of such revocation to Anicom, Inc., 6133 North River Road, Suite 1000, Rosemont, Illinois 60018, Attn: Corporate Secretary. The Proxy also may be revoked by the attendance and voting by a stockholder at the Annual Meeting or by the execution and delivery to the Company of a Proxy dated subsequent to a prior Proxy.

                       RECORD DATE AND OUTSTANDING SHARES

         The Board of Directors has fixed the close of business on April 7, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of March 27, 2000, there were outstanding 25,248,611 shares of Common Stock. The outstanding shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held by such person with respect to each matter (including election of directors) to be voted on at the Annual Meeting.

                                  REQUIRED VOTE

         A plurality of the shares voted in person or by proxy is required to elect the nominees for directors. The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon that are present in person or by proxy at the Annual Meeting is required to approve the amendment to the Anicom, Inc. 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan") and the amendment to the Amended and Restated Anicom, Inc. 1995 Directors Stock Option Plan (the "Directors Option Plan"). Stockholders will not be allowed to cumulate their votes in the election of directors.

                    QUORUM; ABSTENTIONS AND BROKER NON-VOTES

         The required quorum for the transaction of business at the Annual Meeting will be a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will be considered present and entitled to vote with respect to the proposals to approve the amendments to the 1996 Stock Incentive Plan and to the Directors Option Plan and will have the same effect as votes against such proposals; broker non-votes will not be considered present and entitled to vote with respect to such proposals and will have no effect on the voting on such proposals. Neither abstentions nor broker non-votes will have any effect on the voting on the proposal to elect directors.

                                     PROXIES

         Scott C. Anixter and Donald C. Welchko, the persons named as proxies on the Proxy accompanying this Proxy Statement, have been selected by the Board of Directors of the Company to serve in such capacity. Messrs. Anixter and Welchko are both directors of the Company. Each executed and returned Proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such Proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement.

                              ELECTION OF DIRECTORS

                                  (Proposal 1)

         The Company's Board of Directors consists of ten directors. The Restated Certificate of Incorporation of the Company provides that the members of the Board of Directors shall be divided into three classes of directors with respect to the terms for which its members shall hold office. The term of the directors in Class II expires with this Annual Meeting.

         The persons named in the enclosed form of Proxy, unless otherwise directed therein, intend to vote such Proxy FOR the election of the nominees named below as director for the term specified. If the nominees become unavailable for any reason, the persons named in the form of Proxy are expected to consult with management of the Company in voting the shares represented by them. Management has no reason to believe that the nominees will be unavailable or unwilling to serve if elected to office. To the knowledge of management, the nominees intend to serve the term for which election is sought.

         The Board of Directors has nominated three persons for election as director in Class II at this Annual Meeting, to serve for a three-year term expiring at the annual meeting of stockholders in 2003 or until his successor is elected and qualified. The nominees are currently serving as directors and have consented to serve for a new term.

Nominees for Election as Directors

         The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the 2003 annual meeting of stockholders or until their successors are duly elected and qualified:

                                                                                                              ----

            Name                 Age      Position With the Company and Principal Occupation   Director Since
------------------------------ --------   ---------------------------------------------------  -------------------5
Donald C. Welchko............    45       Senior Executive Vice President, Chief Financial          1995
                                          Officer and Director

Thomas J. Reiman(1)(2).......    50       Director                                                  1997

Michael Segal(1)(3)..........    57       Director; Chairman and CEO of Near North National         1994
                                          Group

-------------------------------
(1)  Member of the Audit Committee.
(2) Effective May 17, 2000, Mr. Reiman will become Chairman of the Board and Chairman of the Executive Management Committee of the Company. As such, he will be replaced on the Audit Committee by Joset Wright, who will join the Board as of May 17, 2000.

(3)  Member of the Compensation Committee.

         Donald C. Welchko has served as Senior Executive Vice President, Chief Financial Officer and a Director of the Company since September 1999. Prior to that he served as Vice President, Chief Financial Officer and Director of the Company since January 1995. From 1986 to December 1994, Mr. Welchko served as a Vice President-Corporate Lending of Harris Trust and Savings Bank. Mr. Welchko previously served as a Vice President-Cash Management of Harris Trust and Savings Bank.

         Thomas J. Reiman has served as a Director of the Company since June 1997. Mr. Reiman is self-employed as a management consultant. He retired from Ameritech Corporation on December 31, 1999 where he served as Senior Vice President of Public Policy since October 1997 after serving as Ameritech's Senior Vice President of State and Government Affairs. He has served in various executive capacities for Ameritech since 1994. From 1992 to 1994, Mr. Reiman was the President of Indiana Bell Telephone Company Incorporated.

         Michael Segal has served as a Director of the Company since December 1994. Since 1969, Mr. Segal has been the Chairman and Chief Executive Officer of Near North National Group, an insurance brokerage firm located in Chicago, Illinois.

         The Board of Directors recommends that stockholders vote FOR each of the proposed nominees.

Other Directors

         The following persons will continue as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.


                                                                                                    Class and Year
                                          Position With the Company and Principal       Director    In Which Term
            Name               Age                      Occupation                      Since       Will Expire

-----------------------------  -----  ------------------------------------------------  ---------  -----------------

Alan B. Anixter.............    79    Chairman of the Executive Management Committee      1993      Class III 2001
                                      and Director

William R. Anixter(1) (2)...    76    Director; President of Chama Resources, Inc.        1994      Class III 2001

Ira J. Kaufman..............    72    Director; Senior Managing Director of Mesirow       1994      Class III 2001
                                      Financial, Inc.

Scott C. Anixter............    51    Chairman of the Board and Director                  1993       Class I 2002

Carl E. Putnam..............    51    President, Chief Executive Officer and Director     1994       Class I 2002

Joset B. Wright(3)..........    45    Director; President of Ameritech-Illinois           2000       Class I 2002

Lee B. Stern(2).............    73    Director; President of LBS Co.                      1994       Class I 2002

------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.
(3)  Effective May 17, 2000, Ms. Wright will become a member of the Audit Committee.

         Alan B. Anixter has been Chairman of the Executive Management Committee and Director of the Company since September 1999. Effective May 17, 2000, Mr. Anixter has resigned as Chairman of the Executive Management Committee, but will continue to serve as a Director of the Company. Prior to that he served as Chairman of the Board and Director of the Company since its inception. Mr. Anixter was the co-founder and Chairman of Anixter Bros., Inc., an international specialist in the distribution of wire, cable and related products, and served as the Chairman of Anixter Bros., Inc. until 1988. In 1989, Mr. Anixter founded Alanburt, Inc., a management advisory firm, for which he continues to serve as President. Mr. Anixter is the father of Scott C. Anixter and the brother of William R. Anixter.

         William R. Anixter has served as a Director of the Company since December 1994. Mr. Anixter was the co-founder and Vice-Chairman of Anixter Bros., Inc., and served as the Vice-Chairman of Anixter Bros., Inc. until 1987. Since 1989, Mr. Anixter has served as President of Chama Resources, Inc., a real estate management company located in Albuquerque, New Mexico. Mr. Anixter is the brother of Alan B. Anixter.

         Ira J. Kaufman has served as a Director of the Company since December 1994. In September 1995, Mr. Kaufman joined Mesirow Financial, Inc., a securities broker-dealer located in Chicago, Illinois, as Senior Managing Director. From April 1990 to September 1995, Mr. Kaufman served as Chairman of the Board Emeritus, and was employed by Rodman & Renshaw, Inc., a securities broker-dealer and commodities futures commission merchant located in Chicago, Illinois. From prior to January 1989 until April 1990, Mr. Kaufman served as Chairman of the Board and Chief Executive Officer of Rodman & Renshaw, Inc. Prior to that time, Mr. Kaufman served as Chairman of the Board and Chief Executive Officer of Exchange National Bank in Chicago, Illinois. Mr. Kaufman has served as a Director of First Eagle National Bank, an independent national bank located in Hanover Park, Illinois, since September 1993.

         Scott C. Anixter has been Chairman of the Board and Director of the Company since September 1999. Prior to that he served as Chairman, Chief Executive Officer and a Director of the Company since its inception. Effective May 17, 2000, Mr. Anixter will become Chairman Emeritus and Director of Strategic Planning. Mr. Anixter is the son of Alan B. Anixter.

         Carl E. Putnam has served as President and Chief Executive Officer and Director of the Company since September 1999. Prior to that he served as President and Chief Operating Officer of the Company since its inception and was named a Director of the Company in December 1994. Mr. Putnam spent 15 years at Anixter Bros., Inc. where he last served as a Regional Vice President.

         Joset B. Wright will become a Director of the Company effective on May 17, 2000. Ms. Wright is the President of Ameritech-Illinois, where she is responsible for regulatory, legislative, government and external affairs activities for the State of Illinois. From 1996 to October 1999, Ms. Wright was Vice President of Procurement and Property Services for Ameritech. From 1994 to 1996, she served as Vice President and General Counsel of Ameritech Enhanced Business Services. Ms. Wright is on the Board of Directors for the Chicagoland Chamber of Commerce, Chicago United, Illinois Business Roundtable and The Illinois Math and Science Academy. She also serves on the Board of Trustees for Children's Home and Aid Society of Illinois.

         Lee B. Stern has served as a Director of the Company since December 1994. Mr. Stern has been a member of the Chicago Board of Trade since 1949 and since December 1992, he has served as the President of LBS Co., a member firm of the Chicago Board of Trade. From January 1970 to December 1992, Mr. Stern served as President of Lee B. Stern & Co., Ltd., a commodities futures commission merchant clearing member of both the Chicago Board of Trade and the Chicago Mercantile Exchange. Since 1982, Mr. Stern has been a director of AAR Corp. (NYSE: AIR), a leading supplier of products and services for the aviation industry. Mr. Stern has been an owner and director of the Chicago White Sox since 1976 and was the owner and founder of the championship Chicago Sting professional soccer team.

Meetings and Committees of the Board of Directors

         During 1999, the total number of meetings of the Board of Directors was six. During the last full fiscal year, each Director attended at least 75 % of the aggregate total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

         The Board of Directors has an Audit Committee currently composed of Thomas J. Reiman, William R. Anixter and Michael Segal. The Audit Committee met on four occasions during 1999. The Audit Committee generally has responsibility for recommending independent accountants to the Board for selection, reviewing the plan and scope of the accountants' audit, reviewing the Company's audit and control functions and reporting to the full Board of Directors regarding all of the foregoing. Effective May 17, 2000, Mr. Reiman will become the Chairman of the Board and will no longer serve on the Audit Committee. He will be replaced by Joset B. Wright.

         The Board of Directors established a Compensation Committee in March 1997. The Compensation Committee, which is currently composed of William R. Anixter, Michael Segal and Lee B. Stern, has responsibility for reviewing with management the overall compensation policies to be followed by the Company, establishing the compensation of the Company's executive officers, determining option grants for the Company's officers and preparing the report of the Compensation Committee for the Company's Proxy Statement in 2000 and in future years. The Compensation Committee met on one occasion during 1999.

         The Board of Directors established an Investment Committee in May 1998. The Investment Committee, which is composed of Donald C. Welchko, Peter H. Huizenga and Thomas J. Reiman, has responsibility for review of investments in potential acquisition candidates as well as oversight of certain other company investments. Following Mr. Huizenga's retirement from the Board on May 17, 2000, Ira J. Kaufman will replace him as a member of the Investment Committee. The Investment Committee did not meet during 1999.

         The Company does not have a Nominating Committee.

Compensation of Directors

         During 1999, members of the Board of Directors who were not also employees or consultants of the Company received options to purchase 2,000 shares of Common Stock for each meeting they attended pursuant to the Directors Option Plan and 1,000 shares of Common Stock for each Committee meeting they attended. Non-employee directors also receive annual grants of options to purchase 10,000 shares of Common Stock under the Directors Option Plan.

                  EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

         The following persons are executive officers of the Company who are not identified in the tables entitled "Election of Directors - Nominees for Election as Directors" and "Election of Directors - Other Directors," above.

             Name                   Age                     Position

-------------------------------  ----------- -----------------------------------


John P. Figurelli............        53      Senior Executive Vice President and
                                             Chief Operating Officer

Robert L. Swanson............        51      Senior Executive Vice President

         John P. Figurelli was named Senior Executive Vice President and Chief Operating Officer of the Company in September 1999. Prior to that time, he had served as Executive Vice President - Operations since March 1999. Previously, he served as Vice President of Logistics and Administration since July 1998. Mr. Figurelli joined Anicom as Vice President of Credit Services in August 1997. Prior to joining the Company, Mr. Figurelli was Vice President of Credit and Financial Services for Anixter International, Inc. from 1994 until August 1997. Prior to 1994, Mr. Figurelli was Director of Credit - North America for Anixter Bros., Inc.

         Robert L. Swanson was named a Senior Executive Vice President of the Company in March 1996. Prior to that time, he served as Executive Vice President of the Company.

Compliance with Section 16(a) of The Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires executive officers, directors and persons who beneficially own more than ten percent (10%) of the Company's stock ("Reporting Persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that during 1999 all Section 16(a) filing requirements applicable to Reporting Persons were complied with.

                             EXECUTIVE COMPENSATION

         The following table provides information concerning the annual and other compensation for services in all capacities to the Company for the last three fiscal years of those persons who were at December 31, 1999 (i) the Chief Executive Officer and (ii) the other four most highly compensated (combined salary and bonus) executive officers of the Company whose total annual salary and bonus equaled or exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                   Long Term
                                                                                                  Compensation
                                                                Annual Compensation                  Awards

                                                                                  Other Annual     Securities        All Other
                                                                                  Compensation     Underlying      Compensation
     Name and principal position           Year      Salary ($)      Bonus ($)          ($)        Options (#)          ($)
--------------------------------------- -------------------------------------------------------------------------  --------------

   Scott C. Anixter                         1999       400,000             --           --                --         1,458
      Chairman of the Board (1)             1998       360,000        100,000           --           100,000         1,406
                                            1997       300,000         72,500       43,070           100,000         2,875


   Carl E. Putnam                           1999       345,000         40,000                        50,000          1,709
      President and Chief Executive         1998       312,000        100,000           --          100,000          1,904
      Officer (2)                           1997       260,000         75,000           --          100,000          2,600


   Donald C. Welchko                        1999       230,000         40,000                        50,000          2,010
      Senior Executive Vice President       1998       204,000        100,000           --          100,000          1,681
      and Chief Financial Officer (3)       1997       170,000         75,000           --           75,000          1,700


   Robert L. Swanson                        1999       165,000         15,000                        15,000          1,678
      Senior Executive Vice                 1998       150,000         20,000           --           20,000          1,264
      President  (4)                        1997       140,000         12,500           --           15,000          1,399


   John P. Figurelli                        1999       162,500         40,000                       100,000          1,445
      Senior Executive Vice President       1998       135,000         40,000           --           62,500            338
      and Chief Operating Officer (5)       1997        46,922         10,000           --           10,000             --

------------------

          (1) "Other Annual Compensation" includes $15,500 which is attributable to club fees paid by the Company in 1997. "All Other Compensation" includes $1,458, $1,406 and $2,875 in Company matching contributions to the Company's 401(k) Plan in 1999, 1998 and 1997, respectively. The Company and Mr. Anixter have entered into an employment agreement under which Mr. Anixter will receive an annual base salary of $400,000 in 2000. See "Employment Agreements."
          (2) "All Other Compensation" includes $1,709, $1,904 and $2,600 in Company matching contributions to the Company's 401(k) Plan in 1999, 1998 and 1997, respectively. The Company and Mr. Putnam have entered into an employment agreement under which Mr. Putnam will receive an annual base salary of $345,000 in 2000. See "Employment Agreements."
          (3) "All Other Compensation" includes $2,010, $1,681 and $1,700, in Company matching contributions to the Company's 401(k) Plan in 1999, 1998 and 1997, respectively. The Company and Mr. Welchko have entered into an employment agreement under which Mr. Welchko will receive an annual base salary of $230,000 in 2000. See "Employment Agreements."
          (4) "All Other Compensation" includes $1,678, $1,264 and $1,399 in Company matching contributions to the Company's 401(k) Plan in 1999, 1998 and 1997, respectively. The Company and Mr. Swanson have entered into an employment agreement under which Mr. Swanson will receive an annual base salary of $165,000 in 2000. See "Employment Agreements."
          (5) "All Other Compensation" includes $1,445 and $338 in Company matching contributions to the Company's 401(k) Plan in 1999 and 1998, respectively.

Option Grants in 1999

         The following table provides information on grants of stock options in 1999 to the Named Officers pursuant to the Second Amended and Restated Anicom, Inc. 1995 Stock Incentive Plan (the "1995 Stock Incentive Plan") or the 1996 Stock Incentive Plan. No stock appreciation rights were granted by the Company in 1999.

                              OPTION GRANTS IN 1999

                                                                                               Potential Realizable
                                                                                                    Value at
                               Number of                                                     Assumed Annual Rates of
                                 Shares                                                     Stock Price Appreciation
                               Underlying    Percent of Total                                         for
                                Options       Options Granted    Exercise or                      Option Terms(1)
                                Granted       to Employees In    Base Price   Expiration  ---------------------------
           Name                  (#)(1)         Fiscal Year       ($/Sh)         Date          5% ($)        10% ($)
---------------------------   ------------  ------------------ -------------  ----------  -------------  ------------
Scott C. Anixter..........         --                --              --           --            --             --
Carl E. Putnam............      50,000    (2)       3.57%          4.625       11/23/09       145,432       368,552
Donald C. Welchko.........      50,000    (2)       3.57%          4.625       11/23/09       145,432       368,552
Robert L. Swanson.........      15,000    (3)       1.07%          4.438       11/10/09        41,866       106,095
John P. Figurelli.........     100,000    (2)       7.14%          4.625       11/23/09       290,864       737,105

------------------
(1) Potential realizable value is presented net of the option exercise price but before any Federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercise are dependent on the future performance of the Common Stock, as well as the option holder's continued employment throughout the vesting period. The amounts reflected in the table may not necessarily be achieved.
(2) Options become exercisable on November 23, 2006. Vesting will accelerate if the Company's fully diluted earnings per common share (before non-recurring items) over a period of four consecutive quarters exceeds $1.00 per common share.
(3) Options become exercisable on November 10, 2006. Vesting will accelerate if the Company's fully diluted earnings per common share (before non-recurring items) over a period of four consecutive quarters exceeds $1.00 per common share.

Year-End 1999 Option Values

         The following table provides information on the Named Officers' unexercised options at December 31, 1999. All such options were granted under either the 1995 Stock Incentive Plan or the 1996 Stock Incentive Plan.

                           YEAR-END 1999 OPTION VALUES

                                                     Numbers of Shares               Value of Unexercised
                                                  Underlying Unexercised             In-the-Money Options
                                                    Options at 12/31/99              at Fiscal Year End(1)
                                                  ------------------------ ------------------------------------------
                     Name                         Exercisable/Unexercisable        Exercisable/Unexercisable
------------------------------------------------  ------------------------ ------------------------------------------
Scott C. Anixter.............................       195,000/230,000                         0/0
Carl E. Putnam...............................       175,200/250,800                   $30,250/8,500
Donald C. Welchko............................       117,800/212,200                    12,000/3,000
Robert L. Swanson............................        60,000/60,000                     24,000/6,000
John P. Figurelli............................       22,165/150,335                          0/0

------------------
(1) The value of the "in-the-money" options represents the difference between the exercise price of such options and $4.25, the closing sale price of the Common Stock on December 31, 1999.

Employment Agreements

         The Company has entered into  employment  agreements with each of Scott
C. Anixter, Carl E. Putnam, Thomas J. Reiman, Robert L. Swanson and Donald C. Welchko. Each of Mr. Anixter's, Mr. Putnam's, Mr. Reiman's, Mr. Swanson's and Mr. Welchko's employment agreements contains non-competition and non-solicitation provisions commencing on the date of the employment agreement and ending on (i) the later of April 1, 2005 or one year after termination of employment with respect to Messrs. Putnam and Welchko (three years with respect to Mr. Anixter); (ii) three years after termination of employment with respect to Mr. Swanson; and (iii) until December 31, 2002 with respect to Mr. Reiman. With respect to Messrs. Putnam, Reiman and Welchko, following a change in control (as defined below) of the Company, the Company may extend the non-competition and non-solicitation provisions for up to an additional 24 months by continuing to pay to the executive one-half of his most recent salary.

         With respect to Messrs. Anixter, Putnam, Reiman and Welchko, if any such executives' employment with the Company is terminated at any time by the Company without cause, by such executive for good reason, or due to the death or disability of the executive, then such executive will receive a termination payment in an amount equal to (i) two-thirds the sum of his highest base salary and bonus for any of the five years immediately preceding the year in which he is terminated multiplied by (ii) the number of years remaining in the five-year period commencing on the date of the agreement (with respect to Mr. Reiman, an amount equal to two-thirds of the sum of (i) his base salary for the remainder of the time period commencing on the date of the agreement and terminating on December 31, 2002 plus (ii) his full bonus for the current calendar year). In addition, if, after January 1, 2002 the employment of any of Messrs. Anixter, Putnam, Reiman or Welchko is terminated by the executive without good reason, the Company will be obligated to pay to such executive an annual payment equal to one-half the sum of his highest base salary and bonus during any of the five years immediately preceding the year in which such termination occurs for the remainder of the five-year period commencing on the date of the agreement (with respect to Mr. Reiman, an amount equal to one-half of the sum of (i) his highest base salary during the period preceding the year in which such termination occurs plus (ii) the bonus for the calendar year in which such termination occurs for the remainder of the time period commencing on the date of the agreement and terminating on December 31, 2002).

         In the event of a change in control, the employment agreements provide for certain payments to such employees. A "change in control" of the Company is triggered upon the acquisition by any individual, entity or group of a stated percentage of the then outstanding shares of Common Stock of the Company (20% with respect to Messrs. Anixter, Putnam, Reiman and Welchko, 50% with respect to Mr. Swanson), the approval by the stockholders of certain specified types of corporate transactions or business combinations, or the replacement of a majority of the incumbent Board of Directors. Following a change in control of the Company, each of Messrs. Anixter, Putnam and Welchko would be entitled to a transaction bonus in an amount equal to $1,500,000; $1,000,000 and $750,000, respectively. If a change in control of the Company occurred before the date of the 2000 annual meeting of the Company, Mr. Reiman will receive a transaction bonus in an amount equal to $100,000. If a change in control happens after the date of the 2000 annual meeting of the Company, Mr. Reiman will receive a transaction bonus in an amount equal to $500,000.

         If, after the twelve month period following a change in control, any of Messrs. Anixter, Putnam, Reiman or Welchko terminates his employment with the Company without good reason, such executive would receive a termination payment equal to (i) one-half the sum of his highest base salary and bonus during any of the five years immediately preceding the year in which such termination occurs multiplied by (ii) the number of years remaining in the five-year period commencing on the date of the agreement (with respect to Mr. Reiman, a payment equal to (i) one-half of the sum of his highest base salary during the period preceding the year in which such termination occurs plus the bonus for the calendar year in which such termination occurs multiplied by (ii) the number of years remaining in the time period commencing on the date of the agreement and terminating on December 31, 2002).

         In the event of a change in control, if Mr. Swanson's employment with the Company is terminated by him for good reason or by the Company without cause during the next 36 months, the Company is obligated to pay him a lump sum cash payment equal to the greater of (i) $500,000, or (ii) three times his average annual compensation during each of the five full fiscal years immediately prior to the date of termination of employment. In addition, following a change in control, if Mr. Swanson terminates employment with the Company without good reason during the next six months, the Company shall pay him an amount equal to 20% of the amount described in the prior sentence. Following a change in control, if Mr. Swanson's employment with the Company is terminated by him for good reason or by the Company without cause during the next 36 months, Mr. Swanson will have the option of extending the non-competition and non-solicitation provisions for an additional term of two years for additional consideration in an amount equal to two times the highest annual compensation during any of the five full fiscal years immediately prior to termination of employment.

         Mr. Putnam's employment agreement also provides for the forgiveness of a loan of $100,000 he received in 1999. The loan originally was done on July 12, 1999 and had an interest rate of 5% per annum. Under the new agreement, 20% of the loan will be forgiven on April 1 of each year of his employment.

         Messrs. Anixter, Putnam, Swanson and Welchko are entitled to gross-up payments to the extent that the payments described above are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         In March 1997, the Board of Directors established a Compensation Committee, composed of William R. Anixter, Michael Segal and Lee B. Stern. The Compensation Committee has responsibility for reviewing with management the overall compensation policies to be followed by the Company, establishing the base compensation and bonus of the Company's executive officers, determining option grants to executive officers and preparing the report of the Compensation Committee for the Company's Proxy Statement. Additionally, in the first quarter of 1998, the Company engaged an outside expert in executive compensation matters to assist the Compensation Committee in making compensation decisions regarding the Company's chairman of the board, chief executive officer, president and chief financial officer.

         The compensation policy of the Company has been, and will remain, to provide a total compensation package that attracts and retains quality individuals that possess the extent of industry experience necessary for the Company to continue to maintain strong relationships with major vendors and customers and to implement the Company's integrated growth strategy. The executive compensation program is intended to recognize individual contribution to corporate performance and increases in stockholder value.

Base Compensation

         Individual  base  compensation   levels  for  executive   officers  are
established based upon a variety of factors, including the particular executive's scope of responsibilities, tenure with the Company and industry experience, and attainment of performance goals in recent years. In 1998, the Compensation Committee retained a consultant to review the total compensation package of executives in companies representative of those with which Anicom competes for executive talent. The consultant compiled information on 53 companies. Twenty-seven of these companies were high growth companies against which the Company believes it competes for executive talent and is not limited to companies that specialize in the sale and distribution of communications-related wire, cable, fiber optics and computer network and connectivity products. The remaining 26 were companies within Anicom's industry. For 1999, the base compensation for each of the Named Officers represented approximately a 10% increase over 1998, except John Figurelli who was promoted to Executive Vice President-Operations in March 1999 and Chief Operating Officer in September 1999. For 2000, the base compensation for each of the Named Officers remained at the same level as 1999 base compensation, except for Mr. Figurelli whose base compensation was increased to $200,000 to reflect his September 1999 promotion to Chief Operating Officer. The Compensation Committee believes that the current base compensation levels of executive officers of the Company are at or below the current compensation of similar executives in the representative companies.

Bonuses

         Individual bonuses for each year are determined based upon an evaluation of individual performance during the prior year as compared to such person's performance goals. The performance criteria are established by the Compensation Committee based upon a review of recommendations by the executive officers. The performance goals for each officer take into account a range of departmental and company-wide objectives. For Scott Anixter, Carl Putnam and Don Welchko, the Compensation Committee has used a matrix that incorporates revenues and earnings per share. For 1999, the Compensation Committee also considered the implementation of the Company's restructuring plan in 1999 and its efforts to centralize distribution and reduce costs, and its investments in a number of new national contracts. The Compensation Committee believes that the bonuses provided to these executive officers are comparable to or below the current bonus levels of similar executives in the representative companies.

Stock Options

         The Company currently has in place two stock incentive plans for associates: The 1995 Stock Incentive Plan and the 1996 Stock Incentive Plan. The purpose of each of the plans is to promote the overall financial objectives of the Company and its stockholders by motivating eligible participants to achieve long-term growth in stockholder equity in the Company and to retain the association of these individuals. Each of the executive officers of the Company is eligible to participate in each of these plans. Each of these plans is administered by the Compensation Committee which consists of William R. Anixter, Michael Segal and Lee B. Stern. The Compensation Committee considered the factors outlined above under the caption "Bonuses" in approving the grant of options to purchase the following number of shares to each of the Named Officers in 1999: Scott C. Anixter - 0 shares; Carl E. Putnam - 50,000 shares; Donald C. Welchko - 50,000 shares; Robert L. Swanson - 15,000 shares; and John P. Figurelli - 100,000 shares. In arriving at these grants, the Compensation Committee considered that total cash compensation (defined as base salary and bonus) was below market for each of the Company's chief executive officer, president, chief financial officer and chief operating officer as compared to similar executives in the representative companies.

Compensation of the Chief Executive Officer

         Base compensation for the Company's chief executive officer, Carl E. Putnam, in 1999 was determined by the Compensation Committee. In 1999, Mr. Putnam's base compensation was $345,000, as compared to $312,000 in 1998. This increase was determined based upon an evaluation of the chief executive officer's contribution to the Company's growth. The Compensation Committee also took into account Mr. Putnam's September, 1999 promotion to chief executive officer. Mr. Putnam's 1999 bonus and option grants, as well as his 2000 base compensation, were established by the Compensation Committee based upon recommendations provided by management and the assessment of other chief executive officers' salaries. As with the other executive officers of the Company, Mr. Putnam's performance based compensation consisted of a combination of stock option grants and a cash bonus based upon an evaluation of his contribution to the Company's growth and performance in 1999.

Section 162(m)

         The Board of Directors currently intends for all compensation paid to executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code provides that compensation paid to executive officers in excess of $1 million cannot be deducted by the Company for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. The requirements of Section 162(m) of the Code, however, are uncertain at this time and, the Company believes, arbitrary and inflexible. In the future, the Board of Directors may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) of the Code if, in the Board of Directors' judgment, after considering the additional costs of not satisfying Section 162(m) of the Code, such program is appropriate.

Compensation Committee of the Board of Directors

                               William R. Anixter
                                  Michael Segal
                                  Lee B. Stern

Compensation Committee Interlocks and Insider Participation

         William R. Anixter, Michael Segal and Lee B. Stern were members of the Compensation Committee for 1999. In 1999, Near North National Group received approximately $239,828.77 in commissions earned from insurance premiums paid by the Company to Near North National Group. Michael Segal, a director of the Company, is the Chairman and Chief Executive Officer of Near North National Group.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Common Stock of the Company since its initial public offering on February 22, 1995 with the cumulative total return of all stocks in the Nasdaq Non-Financial Sector and all companies in the SIC classification of the Peer Group 1/ (assuming the investment of $100 in the Common Stock at its closing price on February 23, 1995 and in each index on January 31, 1995 and the reinvestment of all dividends).


                                [GRAPH OMITTED]



======================================================================================
                       2/23/95   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
--------------------------------------------------------------------------------------
Anicom, Inc.             100        177        308       529         306      142
--------------------------------------------------------------------------------------
Peer Group               100        141        153       172         139      183
--------------------------------------------------------------------------------------
Nasdaq Non-Financial     100        140        170       199         292      562
======================================================================================

          1/ The Peer Group is an index of the twenty-one (21) domestic companies listed on the NASDAQ National Market which have indicated that their primary industry is electrical goods (SIC Codes 5063-5065) (compiled by FactSet Research Systems, Inc.)

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth, as of April 7, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) each Named Officer and (iv) all executive officers and directors as a group.

                                                                        Percent
                                                    Number of Shares       of
Name and Address(1)                                Beneficially Owned  Ownership
-----------------------------------------------   -------------------  ---------
Scott C. Anixter(2)                                        2,330,000       9.22%
Alan B. Anixter(3)                                           365,002       1.44%
Carl E. Putnam(4)                                            323,559       1.28%
Donald C. Welchko(5)                                         141,614           *
Robert L. Swanson(6)                                         195,052           *
John P. Figurelli(7)                                          26,907           *
William R. Anixter(8)                                        140,000           *
Peter H. Huizenga(9)                                         583,249       2.31%
Ira J. Kaufman(10)                                           114,400           *
Thomas J. Reiman(11)                                          60,000           *
Michael Segal(12)                                            117,000           *
Lee B. Stern(13)                                             189,400           *
Joset B. Wright                                                    0           *
Northwestern Mutual Life Insurance Company(14)             1,461,540       5.78%
Dimension Fund Advisory, Inc.(15).                         1,313,400       5.20%
State of Wisconsin Investment Board(16)                    3,533,111      13.99%
Directors and executive
  officers as a group (12 persons)                        15,628,557      61.89%
--------
*    less than one percent.

(1) Except as otherwise indicated, the address of each stockholder listed is c/o Anicom, Inc., 6133 North River Road, Suite 1000, Rosemont, Illinois 60018.
(2) Includes 704,426 shares held by trusts for the benefit of Scott C. Anixter's children of which Penny W. Anixter has sole voting and investment power as investment advisor, 604,800 shares held in custodial accounts for the benefit of Scott C. Anixter's children of which Scott C. Anixter has sole voting and investment power as custodian and 785,774 shares held by Anixter Enterprises, L.P., a limited partnership of which Scott C. Anixter is general partner. Also includes 235,000 shares issuable on or before June 6, 1999 upon exercise of options granted pursuant to the 1995 Stock Incentive Plan or the 1996 Stock Incentive Plan.
(3) Includes 50,000 shares held in a trust for the benefit of Gail Anixter, Alan B. Anixter's wife, for which Gail Anixter has sole voting and investment power as trustee and of which Alan B. Anixter disclaims beneficial ownership. Also includes 245,000 shares issuable on or before June 6, 1999 upon exercise of options granted pursuant to the 1995 Stock Incentive Plan or the 1996 Stock Incentive Plan.
(4) Includes 202,000 shares issuable on or before June 6, 1999 upon exercise of options granted pursuant to the 1995 Stock Incentive Plan or the 1996 Stock Incentive Plan.
(5) Includes 600 shares held in custodial accounts for the benefit of Mr. Welchko's children and includes 131,400 shares issuable on or before June 6, 1999 upon exercise of options granted pursuant to the 1995 Stock Incentive Plan or the 1996 Stock Incentive Plan.
(6) Includes 68,800 shares issuable on or before June 6, 1999 upon exercise of options granted pursuant to the 1995 Stock Incentive Plan or the 1996 Stock Incentive Plan.
(7) Includes 26,331 shares issuable on or before June 6, 1999 upon exercise of options granted pursuant to the 1995 Stock Incentive Plan or the 1996 Stock Incentive Plan.
(8) Includes 87,000 shares issuable upon exercise of options granted pursuant to the Directors Option Plan.

(9) Mr. Huizenga will retire from the Board as of May 17, 2000. Includes 55,000 shares issuable upon exercise of options granted pursuant to the Directors Option Plan. Includes 654,403 shares held in various trusts of which Peter
     H. Huizenga as trustee has sole voting and investment power and of which Peter H. Huizenga disclaims beneficial ownership. Includes 173,116 shares held in two trusts of which the spouse of Peter H. Huizenga, Heidi Huizenga, as trustee, has sole voting and investment power and of which Peter H. Huizenga disclaims beneficial ownership.
(10) 76,000 shares issuable upon exercise of options granted pursuant to the Directors Option Plan.
(11) Includes 58,000 shares issuable upon exercise of options granted pursuant to the Directors Option Plan.
(12) Includes 87,000 shares issuable upon exercise of options granted pursuant to the Directors Option Plan.
(13) Includes 83,000 shares issuance upon exercise of options grated pursuant to the Directors Option Plan.
(14) As reported on a Schedule 13G filed by The Northwestern Mutual Life Insurance Company on February 9, 1998. According to such Schedule 13G, The Northwestern Mutual Life Insurance Company has sole voting power and sole dispositive power with respect to all of these shares. The address of this stockholder is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.
(15) As reported on a Schedule 13G filed by Dimension Fund Advisory, Inc. on February 11, 2000. According to such Schedule 13G, Dimension Fund Advisory, Inc. has sole voting power and sole dispositive power with respect to all of these shares. The address of this stockholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(16) As reported on a Schedule 13G filed by The State of Wisconsin Investment Board on February 10, 2000. According to such Schedule 13G, The State of Wisconsin Investment Board has sole voting power and sole dispositive power with respect to all of these shares. This address of this stockholder is P.O. Box 7842, Madison, Wisconsin 53707.

                              CERTAIN TRANSACTIONS

         In 1999, Near North National Group received approximately $239,828.77 in commissions earned from insurance premiums paid by the Company to Near North National Group. Michael Segal, a director of the Company, is the Chairman and Chief Executive Officer of Near North National Group.

         In April  1998,  the  Company  entered  into an  agreement  with Robert
Brzustewicz,  Sr.  regarding  his  employment  with  the  Company  ("Brzustewicz
Agreement"). Pursuant to the Brzustewicz Agreement, the Company and Mr. Brzustewicz agreed to accelerate the expiration of Mr. Brzustewicz' term of employment in consideration for the payment of $600,000. The Company also agreed to provide health insurance to Mr. Brzustewicz until March 12, 2001. The Company agreed that the remaining 100,000 options to purchase up to 300,000 shares of the Company's common stock at an exercise price of $6.1875 per share, which were previously granted to Mr. Brzustewicz, shall fully vest as of the date of the Brzustewicz Agreement, and be exercisable through March 12, 2006. Pursuant to the Brzustewicz Agreement, Mr. Brzustewicz is subject to the non-competition and non-solicitation provisions of his employment agreement until March 12, 2003.

         In April 1998, the Company entered into an agreement with Glen M. Nast regarding his employment with the Company ("Nast Agreement"). Pursuant to the Nast Agreement, the Company and Mr. Nast agreed to accelerate the expiration of Mr. Nast's term of employment in consideration for the payment of $540,000. The Company also agreed to provide health insurance to Mr. Nast until March 12, 2001. The Company agreed that the remaining 4,000 options to purchase up to 5,000 shares of the Company's common stock at an exercise price of $8.75 per share, which were previously granted to Mr. Nast, shall fully vest as of the date of the Nast Agreement, and be exercisable through December 9, 2006. Pursuant to the Nast Agreement, Mr. Nast is subject to the non-competition and non-solicitation provisions of his employment agreement until March 12, 2003.


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                     AMENDMENT TO 1996 STOCK INCENTIVE PLAN

                                  (Proposal 2)

         Subject to the approval of the Company's stockholders at the Annual Meeting, the Board of Directors has approved an amendment to the 1996 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the Plan from 3,800,000 to 4,800,000. The 1996 Stock Incentive Plan, as amended, remains in all other respects identical to the 1996 Stock Incentive Plan as originally adopted by the Company's stockholders. A copy of the amendment to the 1996 Stock Incentive Plan is set forth in Appendix A hereto.

         Stockholder approval of the amendment to the 1996 Stock Incentive Plan is sought to continue to qualify (i) the 1996 Stock Incentive Plan, as amended, under Rule 16b-3 of the Act and thereby render certain transactions under the 1996 Stock Incentive Plan exempt from certain provisions of Section 16 of the Act and (ii) certain compensation under the 1996 Stock Incentive Plan as performance based compensation that is tax deductible without limitation under
Section 162(m) of the Code.

         The following is a brief summary of certain features of the 1996 Stock Incentive Plan, as amended.

General

         The 1996 Stock Incentive Plan is a flexible plan that provides the Option Committee broad discretion to fashion the terms of the awards to provide eligible participants with stock-based incentives including: (i) non-qualified and incentive stock options for the purchase of Common Stock, (ii) stock appreciation rights ("SARs"), (iii) restricted stock ("Restricted Stock"), and
(iv) deferred stock ("Deferred Stock"). The persons eligible to participate in the 1996 Stock Incentive Plan are officers, directors, employees and consultants of the Company. It is estimated that approximately 1,088 persons are eligible to participate in the 1996 Stock Incentive Plan. The purpose of the 1996 Stock Incentive Plan is to promote the overall financial objectives of the Company and its stockholders by motivating eligible participants to achieve long-term growth in stockholder equity in the Company and to retain the association of these individuals. The 1996 Stock Incentive Plan will be administered by the Option Committee. The Option Committee is and shall remain comprised of at least two independent directors, within the meaning of Rule 16b-3. Members of the Option Committee will not be eligible to participate in the 1996 Stock Incentive Plan.

         The 1996 Stock Incentive Plan provides for the grant of options and other awards of up to 4,800,000 shares of Common Stock. In the discretion of the Option Committee, shares of Common Stock subject to an award under such Plan that remain unissued upon termination of such award that are forfeited or are received by the Company as consideration for the exercise or payment of an award shall become available for additional awards under the Plan. In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of the Company, reorganization or other similar event, the Option Committee will adjust the aggregate number of shares of Common Stock subject to the 1996 Stock Incentive Plan and the number, class and price of such shares subject to outstanding awards.

         The Board of Directors or Option Committee may amend, modify or discontinue the 1996 Stock Incentive Plan at any time, except if such amendment
(i) impairs the rights of a participant  without the participant's  consent,  or
(ii) would disqualify the Plan from the exemption provided by Rule 16b-3 under the Act. Amendments may be subject to stockholder approval under applicable law. Any amendment by the Option Committee is subject to approval of the Board of Directors. The Option Committee may amend the terms of any award granted under the Plan (other than to decrease the option price), subject to the consent of a participant if such amendment impairs the rights of such participant.

Awards Under the 1996 Stock Incentive Plan

         Stock Options. The Option Committee shall determine the number of shares of Common Stock subject to the options to be granted to each participant. During any three-calendar-year period, options to purchase no more than 400,000 shares of Common Stock may be granted to any participant in the 1996 Stock
Incentive Plan. The Compensation Committee may grant non-qualified stock options, incentive stock options or a combination thereof to a participant. Only persons who on the date of the grant are employees of the Company may be granted options which qualify as incentive stock options. Options granted under the 1996 Stock Incentive Plan will provide for the purchase of Common Stock at prices determined by the Option Committee, but in no event will an option intended as an incentive stock option be granted at less than fair market value on the date of grant. When incentive stock options are granted to an individual who owns Common Stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the option price shall not be less than 110% of fair market value. No non-qualified stock option or incentive stock option shall be exercisable later than the tenth anniversary date of its grant. In the case of an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, such option shall not be exercisable later than the fifth anniversary date of its grant. No incentive stock option shall be granted later than the tenth anniversary date of the adoption of the 1996 Stock Incentive Plan or its approval by the stockholders of the Company, whichever is earlier.

         Options granted under the 1996 Stock Incentive Plan shall be exercisable at such times and subject to such terms and conditions set forth in the 1996 Stock Incentive Plan and as the Option Committee shall determine or provide in an option agreement. Except as provided in any option agreement, options may only be transferred under the laws of descent and distribution or, if permitted without liability under applicable law, pursuant to a qualified domestic relations order. Otherwise, options shall be exercisable only by the participant during such participant's lifetime. The option exercise price shall be payable by the participant (i) in cash, (ii) in shares of Common Stock having a fair market value equal to the exercise price, (iii) by delivery of evidence of indebtedness, (iv) by authorizing the Company to retain shares of Common Stock having a fair market value equal to the exercise price, (v) by "cashless exercise" as permitted under the Federal Reserve Board's Regulation T, (vi) by certifying ownership of shares of Common Stock to the satisfaction of the Option Committee for later delivery to the Company as specified by the Option Committee or (vii) by any combination of the foregoing. Upon termination of a participant's employment with the Company due to death or Disability (as defined in the 1996 Stock Incentive Plan), all of such participant's options shall be exercisable for the shorter of their remaining term or one year after termination of employment (or such other period as the Option Committee may determine). If a participant retires, all of such participant's options shall terminate, except that, to the extent such options are then exercisable, such options may be exercised for the shorter of their remaining terms or one year (or such shorter period as the Option Committee may specify) after termination of employment. If a participant involuntarily ceases to be an employee of the Company (other than due to death, Disability or as a result of termination for Cause), all of such participant's options shall terminate, except that, to the extent such options are then exercisable, such options may be exercised for the shorter of their remaining terms or three months (or such shorter period as the Option Committee may specify) after termination of employment. If a participant voluntarily ceases to be an employee of the Company (other than due to retirement) or is terminated as a result of Cause (as defined in the Plan), all of his outstanding options shall terminate immediately.

         Upon receipt of a notice from a participant to exercise an option, the Option Committee may elect to cash out all or part of any such option by paying the participant, in cash or shares of Common Stock, the following amount: (i) the excess of the fair market value of the Common Stock subject to the unexercised option over the exercise price of the option, multiplied by (ii) the number of shares for which the option is to be exercised.

         Stock Appreciation Rights. An SAR shall entitle a participant to receive Common Stock, cash or a combination thereof. If granted in conjunction with an option, the exercise of an SAR shall require the cancellation of the corresponding portion of the option. SARs may be granted on or after the corresponding grant of non-qualified stock options, but only at the same time as the corresponding grant of incentive stock options. The Option Committee in its discretion shall determine the number of SARs awarded to a participant, but in no event shall SARs covering more than 400,000 shares of Common Stock be granted to any participant during any three-calendar-year period. The Option Committee shall determine the terms and conditions of any SAR which shall be subject to an agreement between the Company and the participant. If granted in conjunction with options, the SAR shall be exercisable for and during the same period as the corresponding options. Upon exercise of an SAR, a participant shall receive an amount in cash, shares of Common Stock or both equal to (i) the excess of the fair market value of the Common Stock over the option price per share (if the SAR is granted in conjunction with an option), multiplied by (ii) the number of shares of Common Stock subject to the SAR. In the case of an SAR granted on a stand alone basis, the Option Committee shall determine in its discretion the value to be used in lieu of the option price. In no event shall an SAR granted in tandem with an incentive stock option be exercised unless the fair market value of the Common Stock at the time of the exercise exceeds the option price. With respect to participants who are subject to Section 16(b) of the Exchange Act (generally officers and directors of the Company) ("16(b) Persons"), the Option Committee may require that the SARs be exercised in compliance with Rule 16b-3, including the restriction that an SAR shall not be exercisable within the first six months of its term. The transferability and termination provisions of an SAR are as set forth above with respect to stock options.

         Restricted Stock. Restricted Stock awards are grants of shares of Common Stock, usually without cash consideration from the participant that are subject to restrictions on transferability and ownership. The Option Committee in its discretion shall determine the persons to whom Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each participant, the periods for which Restricted Stock is restricted, and any other restrictions to which the Restricted Stock is subject. The Option Committee may condition the award of Restricted Stock on such performance goals and other criteria as it may determine. The terms and conditions of the Restricted Stock shall be confirmed in and subject to an agreement between the Company and the participant. During the restriction period, the Option Committee may require that the certificates evidencing the Restricted Stock be held by the Company. During the restriction period, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than the foregoing restrictions, the participant shall have all the rights of a holder of Common Stock. If a restriction relates to a period of employment and the participant's employment terminates during the restriction period due to death or Disability, the restrictions on the Restricted Stock shall lapse. If a participant's employment terminates for any other reason, unless otherwise agreed by the Option Committee, the remaining Restricted Stock shall be forfeited by the participant to the Company.

         Deferred Stock. Deferred Stock awards are grants of shares of Common Stock, usually without cash consideration, that are to be delivered in the future. The Option Committee in its discretion shall determine the persons to whom Deferred Stock shall be granted, the number of shares of Deferred Stock to be granted to each participant, the duration of the period prior to which Common Stock will be delivered, the conditions under which receipt of the Common Stock will be deferred, and any other terms and conditions of the granting of the award. The terms and conditions of the Deferred Stock shall be confirmed in and subject to an agreement between the Company and the participant. The Option Committee may condition the award of Deferred Stock on such performance goals and criteria as it may determine. During the deferral period, the Deferred Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. At the expiration of the deferral period, the Option Committee may deliver to the participant Common Stock, cash equal to the fair market value of such Common Stock or a combination thereof for the shares covered by the Deferred Stock awards. Cash dividends on Common Stock subject to Deferred Stock awards shall be automatically deferred and reinvested in Deferred Stock, and stock dividends on Common Stock subject to Deferred Stock awards shall be paid in the form of Deferred Stock. If a participant's employment terminates during the deferred period due to death or Disability, the deferral restrictions shall lapse. If a participant's employment terminates for any other reason, unless otherwise agreed by the Option Committee, the rights to the shares still covered by Deferred Stock awards shall be forfeited by the participant.

Changes in Control

         Upon the occurrence of a Change in Control (as defined in the 1996 Stock Incentive Plan), the following shall occur: (i) all unexercised stock options and SARs shall become immediately exercisable, and (ii) all restrictions on the Restricted Stock and deferral limitations on the Deferred Stock shall lapse.

Discussion of Federal Income Tax Consequences

         The following summary of tax consequences with respect to the awards granted under the 1996 Stock Incentive Plan is not comprehensive and is based upon laws and regulations in effect as of March 1, 1999. Such laws and regulations are subject to change.

Non-Qualified Stock Options

         Participant. Generally, a Participant receiving a non-qualified stock option does not realize any taxable income for Federal income tax purposes at the time of grant. Upon exercise of such Option, the excess of the fair market value of the shares of Common Stock subject to the non-qualified stock option on the date of exercise over the exercise price will be taxable to the Participant as ordinary income. The Participant will have a capital gain (or loss) upon the subsequent sale of the shares of Common Stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of Common Stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will commence on the date the non-qualified stock option is exercised.

         Tax Withholding. The amount of income that is taxable to a Participant upon the exercise of a non-qualified stock option will be treated as compensation income. Accordingly, such amount will be subject to applicable withholding of Federal, state and local income taxes and Social Security taxes.

         If the Participant Uses Company Stock to Pay the Option Exercise Price. If the Participant who exercises a non-qualified stock option pays the exercise price by tendering shares of Common Stock and receives back a larger number of shares of Common Stock, the Participant will realize taxable income in an amount equal to the fair market value of the additional shares of Common Stock received on the date of exercise, less any cash paid in addition to the shares of Common Stock tendered. Upon a subsequent sale of the Common Stock received, the number of shares of Common Stock equal to the number delivered as payment of the exercise price will have a tax basis equal to that of the shares of Common Stock originally tendered. The additional newly-acquired shares of Common Stock obtained upon exercise of the non-qualified stock option will have a tax basis equal to the fair market value of such shares on the date of exercise.

         The Company. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the Participant recognizes ordinary income resulting from the exercise of a non-qualified stock option.

Incentive Stock Options

         Participant. Generally, a Participant will not realize any taxable income for Federal income tax purposes at the time an Incentive Stock Option is granted. Upon exercise of the Incentive Stock Option, the Participant will incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable). If the Participant transfers shares of Common Stock received upon the exercise of an Incentive Stock Option within a period of two years from the date of grant of such Incentive Stock Option or one year from the date of receipt of the shares of Common Stock (the "Holding Period"), then, in general, the Participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price, and will have long-term or short-term capital gain (or loss) in an amount equal to the difference between the sale price of the shares of Common Stock and the fair market value of such shares on the date of exercise. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will be not more than the difference between the sale price and the exercise price. If the Participant transfers the shares of Common Stock after the expiration of the Holding Period, he or she will recognize income taxable at the capital gains tax rate on the difference between the sale price and the exercise price.

         Tax Withholding. If the Participant makes any disqualifying disposition prior to the completion of the Holding Period with respect to shares of Common Stock acquired upon the exercise of an Incentive Stock Option granted under the Plan, then such Participant must remit to the Company an amount sufficient to satisfy all Federal, state, and local withholding taxes thereby incurred.

         If the Participant Uses Common Stock to Pay the Option Exercise Price. If a Participant who exercises an Incentive Stock Option pays the option exercise price by tendering shares of Common Stock, such Participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), provided any Holding Period requirement for the tendered shares is met. If the tendered stock was subject to the Holding Period requirement when tendered, payment of the exercise price with such stock constitutes a disqualifying disposition. If the Participant pays the exercise price by tendering shares of Common Stock and the Participant receives back a larger number of shares, under proposed Treasury Regulations, the Participant's basis in the number of shares of newly acquired stock equal to the number of the shares delivered as payment of the exercise price will have a tax basis equal to that of the shares originally tendered, increased, if applicable, by any amount included in the Participant's gross income as compensation. The additional newly acquired shares obtained upon exercise of the Option will have a tax basis of zero. All Common Stock acquired upon exercise will be subject to the Holding Period requirement, including the number of shares equal to the number tendered to pay the exercise price. Any disqualifying disposition will be deemed to be a disposition of Common Stock with the lowest basis.

         The Company. The Company is not entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of Common Stock acquired upon exercise of an Incentive Stock Option, provided that the Participant holds the shares received upon the exercise of such Option for the Holding Period. If the Participant transfers the Common Stock acquired upon the exercise of an Incentive Stock Option prior to the end of the Holding Period, the Company generally is entitled to a deduction at the time the Participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such Participant as a result of such transfer.

Stock Appreciation Rights

         Upon the grant of a Stock Appreciation Right ("SAR"), the Participant will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of an SAR, the consideration paid to the Participant upon exercise of the SAR will constitute compensation taxable to the Participant as ordinary income. In determining the amount of the consideration paid to the Participant upon the exercise of an SAR for the Common Stock, the fair market value of the shares on the date of exercise is used, except that in the case of an Insider, the fair market value will be determined six months after the date on which the Common Stock is transferred unless such Participant makes an election under Section 83(b) of the Code to be taxed based on the fair market value on the date of exercise. The Company in computing its Federal income tax generally will be entitled to a deduction in an amount equal to the compensation taxable to the Participant.

Other Awards

         With respect to other Awards granted under the Plan that result in the payment or issuance of cash or shares of Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the Participant must generally recognize ordinary income equal to the cash or the fair market value of shares of Common Stock or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the Participant will be liable for income taxes with respect to such payment or issuance. The Company generally will be entitled to a deduction in an amount equal to the ordinary income received by the Participant. With respect to Awards involving the issuance of shares of Common Stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the Participant must generally recognize ordinary income equal to the fair market value of the shares of Common Stock or other property received at the first time the shares of Common Stock or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company generally will be entitled to a deduction in an amount equal to the ordinary income received by the Participant. A Participant may elect under Section 83(b) of the Code to be taxed at the time of receipt of shares of Common Stock or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the Participant subsequently forfeits such shares or property the Participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax. The Participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares of Common Stock or other property.

Parachute Payments

         In the event any payments or rights accruing to a Participant upon a Change in Control, or any other payments Awarded under the Plan, constitute "parachute payments" under Section 280G of the Internal Revenue Code, depending upon the amount of such payments accruing and the other income of the Participant from the Company, the Participant may be subject to an excise tax (in addition to ordinary income tax) and the Company may be disallowed a deduction for the amount of the actual payment.

         The Board of Directors recommends that stockholders vote FOR the amendment to the Company's 1996 Stock Incentive Plan.

                      AMENDMENT TO THE AMENDED AND RESTATED

                  ANICOM, INC. 1995 DIRECTORS STOCK OPTION PLAN

                                  (Proposal 3)

         Subject to the approval of the Company's stockholders at the Annual Meeting, the Board of Directors approved an amendment to the Directors Option Plan to increase the number of shares of common stock reserved for issuance under the Directors Option Plan from 500,000 to 600,000. A copy of the amendment to the Directors Option Plan is set forth in Appendix B hereto.

         Stockholder approval of the Directors Option Plan is sought to continue
(i) to qualify the Directors Option Plan, as amended, under Rule 16b-3 of the Act and thereby render certain transactions under the Directors Option Plan exempt from certain provisions of Section 16 of the Act and (ii) to qualify the Directors Option Plan as performance based compensation that is tax deductible without limitation under Section 162(m) of the Code.

         The Board of Directors originally adopted the Directors Option Plan, effective January 20, 1995, in order to provide for the grant of options to acquire shares of the Company's Common Stock to the non-employee directors of the Company. In adopting the Directors Option Plan, the Board of Directors noted that many other companies had adopted equity plans to compensate their non-employee directors and that such plans appropriately compensate non-employee directors. The Board continues to believe that equity plans are appropriate to compensate non-employee directors and to align the interests of the non-employee directors with the interests of the Company's stockholders.

         The Directors Option Plan is administered by the Compensation Committee of the Company's Board of Directors. The following is a brief summary of certain features of the Directors Option Plan, as amended.

Terms of the Directors Option Plan

         The Directors Option Plan provides for the issuance of options to purchase up to 600,000 shares of Common Stock, which shares are reserved and available for purchase upon the exercise of options granted under the Directors Option Plan. Only directors who are not employees or officers of the Company are eligible to participate in the Directors Option Plan. There currently are six non-employee directors eligible to participate in the Directors Option Plan.

         Each non-employee director who becomes a director of the Company in the future will be granted an option to purchase 10,000 shares of the Company's Common Stock on the date he or she becomes a director of the Company (the "Initial Grant Date"). On the date of each annual meeting of stockholders thereafter, each non-employee director who is still a director on such date will be granted an option to purchase 10,000 shares of Common Stock. Each non-employee director will be granted an Option to purchase 2,000 shares of Common Stock for each Board meeting that such director attends and 1,000 shares of Common Stock for each Committee meeting that such director attends. The total number of shares for which options may be granted to a director under the Directors Option Plan shall not exceed 75,000 shares. If there are not sufficient shares remaining and available to all non-employee directors eligible for an automatic grant at the time at which an automatic grant would otherwise be made, then each eligible non-employee director shall receive an option to purchase a pro rata number of shares.

         All options granted under the Directors Option Plan are immediately exercisable on the date of grant. If any options under the Directors Option Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved for grant will revert to the status of available shares. All options expire on the earlier to occur of (a) ten years following the grant date and (b) the termination of the non-employee director's directorship for "Cause" (as defined in the Directors Option Plan). In the event of a non-employee director's death or "Disability" (as defined in the Directors Option Plan), any vested, unexpired and unexercised option granted to such non-employee Director shall become immediately exercisable for a period of one (1) year (or such other period as the Option Committee may specify) or until the expiration of the option period, whichever is shorter.

         Except as provided in any option agreement or as determined by the Option Committee, options may only be transferred under the laws of descent and distribution or, if permitted without liability under applicable law, pursuant to a qualified domestic relations order. Otherwise, options shall be exercisable only by the director during such director's lifetime. The option exercise price is payable by the director (i) in cash, (ii) in shares of Common Stock having a fair market value equal to the exercise price, (iii) by delivery of evidence of indebtedness, (iv) by authorizing the Company to retain shares of Common Stock having a fair market value equal to the exercise price, (v) by "cashless exercise" as permitted under the Federal Reserve Board's Regulation T, or (vi) by any combination of the foregoing.

         In the event of any stock dividends, stock splits, combinations, recapitalizations, reorganizations, liquidations or similar transactions, the Company will appropriately adjust the number of shares available under the Directors Option Plan, the number of shares covered by outstanding options and the exercise prices of such outstanding options.

         The Board of Directors or the Option Committee may amend the Directors Option Plan, subject to stockholder approval if required by applicable law. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder, nor may an amendment be made in any manner which fails to comply with Rule 16b-3(c)(2)(ii)(B) under the Act. In addition, any amendment by the Option Committee is subject to approval by the Board of Directors.

Discussion of Federal Income Tax Consequences

         The following summary of tax consequences with respect to options under the Directors Option Plan is not comprehensive and is based upon laws and regulations in effect on March 1, 1999. Such laws and regulations are subject to change.

         A director granted an option under the Directors Option Plan does not recognize taxable income upon grant, and the Company is not entitled to a deduction for Federal income tax purposes upon such grant. Upon exercise of an option, participants generally will be taxed at ordinary income tax rates on the difference between the exercise price of the option and the fair market value of the Common Stock issued thereunder. In determining the amount of the difference, the fair market value will be determined on the date of exercise. The Company will receive a corresponding deduction for the amount of income recognized by a participant upon exercise of an option. Any gain or loss realized upon the subsequent sale of the Common Stock issued upon exercise of the option (measured by the difference between the fair market value, determined or utilized by the optionee as described above, and the sale price) will be taxed at either long-term or short-term capital gain (or loss) rates, depending on the selling stockholder's holding period. Such subsequent sale would have no tax consequences for the Company.

         The Board of Directors recommends that stockholders vote FOR the amendment to the Company's Amended and Restated Directors Stock Option Plan.

                              INDEPENDENT AUDITORS

         The Company's Board of Directors, upon recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP to audit the financial statements of the Company for the year ending December 31, 2000. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to questions. Such representatives will be given an opportunity to make a statement if they desire to do so.

                                  OTHER MATTERS

Solicitation

         The cost of soliciting Proxies in the accompanying form will be borne by the Company. In addition to the solicitation of Proxies by the use of the mails, certain officers and associates (who will receive no compensation therefor in addition to their regular salaries) may be used to solicit Proxies personally and by telephone and telegraph. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material to their principals and to request authority for the execution of Proxies. The Company will reimburse such persons for their expenses in so doing. In addition, the Company has engaged MacKenzie Partners, New York, New York to assist in soliciting Proxies for a fee of approximately $5,000 plus reasonable out-of-pocket expenses.

Proposals of Stockholders

         Proposals of stockholders intended to be considered at the 2001 annual meeting of stockholders must be received by the Corporate Secretary of the Company no earlier than November 15, 2000 and no later than December 15, 2000.

Stockholder List

         A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the Annual Meeting and continuing through the date of the Annual Meeting, at the principal offices of Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois 60603.

Annual Report on Form 10-K

         The Company will furnish without charge to each person whose Proxy is being solicited, upon request, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the Securities and Exchange Commission, including the financial statements and the schedules thereto. Such Form 10-K was filed with the Securities and Exchange Commission on March 30, 2000. Requests for copies of such report should be directed to Anicom, Inc., Attention: Corporate Secretary, 6133 North River Road, Suite 1000, Rosemont, Illinois 60018-5171.

Incorporation by Reference

         No documents are incorporated herein by reference.

         Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated.

                                          By Order of the Board of Directors,


                                          /s/  HERBERT S. WANDER
                                          Herbert S. Wander, Corporate Secretary

                                   APPENDIX A

                                AMENDMENT TO THE

                            1996 STOCK INCENTIVE PLAN

         RESOLVED, that the 1996 Stock Incentive Plan (the "Plan") be and hereby is amended, subject to and effective upon stockholders' approval at the Annual Meeting of Stockholders on May 17, 2000, as follows:

         Section 4.1 of the Plan is amended to read as follows:

                  "4.1 Number of Shares. Subject to adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Options under the Plan shall be 4,800,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares."

Except as herein amended, the Plan shall remain in full force and effect.

                            ANICOM, INC.

                            By: /s/ SCOTT C. ANIXTER

                                Scott C. Anixter
                                Chairman of the Board

                                   APPENDIX B

               AMENDMENT TO THE AMENDED AND RESTATED ANICOM, INC.

                        1995 DIRECTORS STOCK OPTION PLAN

         RESOLVED, that the Amended and Restated Anicom, Inc. 1995 Directors Stock Option Plan (the "Plan") be and hereby is amended, subject to and effective upon stockholders' approval at the Annual Meeting of Stockholders on May 17, 2000, as follows:

         Section 4.1 of the Plan is amended to read as follows:

                  "4.1 Number of Shares. Subject to adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Options under the Plan shall be 600,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares."

Except as herein amended, the Plan shall remain in full force and effect.

                            ANICOM, INC.

                            By: /s/ SCOTT C. ANIXTER

                                Scott C. Anixter
                                Chairman of the Board

PROXY                                                                      PROXY


                                  ANICOM, INC.
           6133 North River Road, Suite 1000, Rosemont,Illinois 60018
          This Proxy is Solicited on Behalf of the Board of Directors.

      TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF ANICOM, INC., SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

      The undersigned holder of Common Stock, par value $.001 per share, of Anicom, Inc. (the "Company") hereby appoints Scott C. Anixter and Donald C. Welchko, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 17, 2000 at 2:00 p.m. local time, at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois 60603, and at any adjournments thereof, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

      This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

      PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                  (Continued and to be signed on reverse side.)

                                  ANICOM, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


 1.    ELECTION OF DIRECTORS                       For     Withhold    For All
       Nominees:  01 Donald C. Welchko             All        All      Except*
                  02 Thomas J. Reiman              [ ]        [ ]        [ ]
                  03 Michael Segal
       _____________________________________
       *(Except nominee(s) written above)



 2.    Proposal to amend the Anicom,  Inc.         For      Against    Abstain
       1996 Stock Incentive Plan                   [ ]        [ ]        [ ]




 3.    Proposal  to  amend  the  Anicom,           For      Against    Abstain
       Inc.  Amended and  Restated                 [ ]        [ ]        [ ]
       Directors Option Plan



 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.





Signature(s) ________________________________________________
Signature (if held jointly) _________________________________
Dated:_____________________________,2000.

Please date and sign exactly as name appears hereon. When signing as executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary please give title as such. When signing as corporation, please sign in full corporate name by President or other authorized officer. If you sign for a partnership, please sign in partnership name by an authorized person.

--------------------------------------------------------------------------------


                              FOLD AND DETACH HERE

           PLEASE MARK, SIGN, DATE AND RETURN THE ABOVE CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.